Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

ANADYS PHARMACEUTICALS, INC.,

a Delaware corporation;

HOFFMANN-LA ROCHE INC.,

a New Jersey corporation;

BRYCE ACQUISITION CORPORATION,

a Delaware corporation; and

solely for the purposes of Section 9.13,

ROCHE HOLDINGS, INC.,

a Delaware corporation

Dated as of October 16, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

9.10	Cooperation	54

9.11	Severability	54

9.12	Obligation of Parent	54

9.13	Guarantee	54

9.14	Construction	55

-iv-

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 16, 2011, by and among: Hoffmann-La Roche Inc., a New Jersey corporation (“Parent”); Bryce Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); solely for purposes of Section 9.13, Roche Holdings, Inc., a Delaware corporation and the parent of Parent (the “Guarantor”); and ANADYS PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Purchaser has agreed to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (“Shares”) for $3.70 per share (such amount, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement.

B. Following the consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”) in accordance with the DGCL, whereby each Share, except as otherwise provided herein, will be converted into the right to receive the Offer Price, in cash, without interest, in accordance with the terms and subject to the conditions of this Agreement.

C. The Board of Directors of the Company has determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of the Company and its stockholders, approved this Agreement and the Transactions and has resolved to recommend that the stockholders of the Company tender their shares to Purchaser pursuant to the Offer, and, if necessary under applicable Legal Requirements, approve the adoption of this Agreement.

D. The Boards of Directors of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions.

E. In order to induce Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the members of the Board of Directors of the Company and the executive officers of the Company are executing agreements to tender their Shares and to vote against certain transactions (the “Stockholder Tender Agreements”).

F. Pursuant to Section 9.13 of this Agreement, the Guarantor has unconditionally guaranteed all obligations of Parent and Purchaser under this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. The Offer

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with section 8, as promptly as practicable after the date of this Agreement but in no event more than seven business days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), promptly after the later of (i) the earliest date as of which Purchaser is permitted under applicable Legal Requirements to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which the Minimum Condition has been satisfied and each of the other Offer Conditions has been satisfied, or waived by Parent or Purchaser, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment each Share validly tendered and not properly withdrawn pursuant to the Offer and promptly following the acceptance of Shares for payment pursuant to the Offer pay the Offer Price (without interest but subject to any applicable Tax withholding) for each Share validly tendered and not properly withdrawn pursuant to the Offer.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement and set forth in the Minimum Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or reasonably could adversely affect, any holder of Shares, (F) change or waive the Minimum Condition, or (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date), unless this Agreement is terminated in accordance with section 8.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration

Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows:

(1) If on the scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions have not been satisfied (other than conditions which by their nature are to be satisfied at the Offer Acceptance Time), or waived by Parent or Purchaser if permitted hereunder, then prior to the then scheduled expiration date, Purchaser shall extend the Offer for one or more periods of not more than ten business days each (or such other number of business days as the parties may agree and ending no later than the End Date), in order to permit the satisfaction of such conditions (subject to the right of Purchaser to waive any Offer Condition (other than the Minimum Condition) in accordance with this Agreement); and

(2) Purchaser shall extend the Offer for any period or periods required by applicable Legal Requirements, interpretation or position of the SEC or its staff or NASDAQ or its staff, provided Purchaser shall extend the then current Expiration Date of the Offer to a period ending on the first business day on which the Offer can be accepted under applicable Legal Requirements.

Notwithstanding the foregoing, in no event will Purchaser be required to extend the Offer beyond the End Date.

(f) Purchaser may (and the Offer Documents shall reserve the right of Purchaser to) provide for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 under the Exchange Act of not less than three nor more than 20 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Purchaser to, and Purchaser shall, accept for payment and pay for all Shares validly tendered during such subsequent offering period as promptly as practicable after any such Shares are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) under the Exchange Act.

(g) In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within two business days of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares pursuant to the Offer and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(h) As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and form of the related letter of transmittal and summary advertisement and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares to the extent required by applicable federal securities laws. Parent and Purchaser agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Acquired Corporations and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(h). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(i) Without limiting the generality of Section 9.12, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective Affiliates shall, tender any Shares held by them into the Offer.

1.2 Company Actions.

(a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the Transactions in accordance with the requirements of the DGCL, and (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if necessary, under applicable Legal Requirements, adopt this Agreement (such recommendation set forth in this clause (a) the “Company Board Recommendation”). Subject to Section 1.2(b): the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.

(b)

(i) During the Pre-Closing Period, neither the Board of Directors of the Company nor any committee thereof shall (A)(1) fail to make, withdraw or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation or (2) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (A) being referred to as an “Adverse Change Recommendation”) or (B) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow any Acquired Corporation to execute or enter into any agreement in principle, letter of intent, term sheet, Contract or similar instrument constituting or related to, or that is intended to or would be reasonably likely to lead to, any Acquisition Transaction, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than a confidentiality agreement referred to in Section 5.3(a));

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to Purchaser accepting, for the first time, for payment and paying for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”), the Company Board may make an Adverse Change Recommendation: (A) in response to an Intervening Event if: (1) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Adverse Change Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making an Adverse Change Recommendation at least three business days prior to making any Adverse Change Recommendation (a “Change of Recommendation Notice”); (3) the Company shall have given Parent the three business days after the Change of Recommendation Notice to propose revisions to the terms of this Agreement or make another proposal and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and (4) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that the failure to make the Adverse Change Recommendation would be reasonably likely to constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; or (B) in response to an Acquisition Proposal if: (1) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Adverse Change Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (2) the Company shall have given Parent a Change of Recommendation Notice at least three business days prior to making any Adverse Change Recommendation; (3) the Company shall have provided to Parent the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal and, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer; (4) the Company shall have given Parent the three business days after the Change of Recommendation Notice to propose revisions to the terms of this Agreement or make another proposal and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and (5) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Adverse Change Recommendation would constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements (it being understood and agreed that any amendment to the financial terms or other material terms of any such Acquisition Proposal shall require a new written notification from the Company and a new three business day period under this Section 1.2(b)(ii)). In addition, nothing contained in this Section 1.2 or Section 5.3(a) shall prevent the Company or the Board of Directors from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel, the failure to do so would be inconsistent with its fiduciary duties or is otherwise required by applicable Legal Requirements; provided that any such action taken or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company’s Board of Directors reaffirms the Board’s recommendation of this Agreement and the Transactions in such statement or disclosure in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute an Adverse Recommendation Change).

(c) As promptly as practicable on the day that the Offer is commenced, following the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 1.2(b), shall reflect the Company Board Recommendation. The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company represents that is has obtained all necessary consents to include in its entirety the fairness opinion of Lazard Frères & Co. LLC, financial advisor to the Company, in Schedule 14D-9. The Schedule shall include such fairness opinion in its entirety and a description of such fairness opinion and the financial analyses relating thereto that provides, in all material respects, the information called for by applicable Legal Requirements, including without limitation, the information called for by Item 1015(b) of Regulation M-A under the Exchange Act.

(d) The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

1.3 Directors.

(a) Upon the Offer Acceptance Time and all times thereafter, subject to compliance with applicable Legal Requirements and the applicable Marketplace Rules of NASDAQ, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their Affiliates (including Shares accepted for payment) bears to the total number of Shares then outstanding. The Company shall, upon Purchaser’s request at any time following the purchase of and payment for Shares pursuant to the Offer, take all such actions necessary to (A) appoint to the Board of Directors of the Company the individuals designated by Purchaser and permitted to be so designated by the first sentence of this Section 1.3(a), including, but not limited to, promptly filling vacancies or newly created directorships on the Board of Directors of the Company, promptly increasing the size of the Board of Directors of the Company (including by amending the bylaws of the Company if necessary so as to increase the size of the Board of Directors of the Company) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Board of Directors of the Company, and (B) cause Purchaser’s designees to be so appointed at such time. The Company shall, upon Purchaser’s request following the Offer Acceptance Time, also cause Persons elected or designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company to the extent permitted by applicable Legal Requirements and the NASDAQ Marketplace Rules. From and after the Offer Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 5615(c)(1) and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Board of Directors of the Company. Purchaser shall supply the Company with, and be solely responsible for, information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective Affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Legal Requirements with respect to the election of directors or otherwise.

(b) In the event that Purchaser’s designees are elected or designated to the Board of Directors of the Company pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Board of Directors of the Company to maintain three (3) directors who are members of the Board of Directors of the Company on or prior to the date hereof and who are not officers, directors or employees of Parent, Purchaser, or any of their Affiliates, each of whom shall be an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and NASDAQ Marketplace Rules, and at least one of whom shall be an “audit committee financial expert” as defined in Items 407(d)(5)(ii) and (iii) of Regulation S-K (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Board of Directors of the Company) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three Persons who are not officers, directors or employees of Parent, Purchaser, or any of their Affiliates to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Board of Directors of the Company after the Offer Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Board of Directors of the Company or the stockholders of the Company as may be required by the Company Charter Documents or applicable Legal Requirements) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Purchaser), (iii) to amend the Company Charter Documents if such action would adversely affect the holders of Shares (other than Parent or Purchaser), or (iv) to take any other action of the Board of Directors of the Company under or in connection with this Agreement if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Purchaser). The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Board of Directors of the Company) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

1.4 Top-Up Option.

(a) The Company grants to Parent and Purchaser an option (the “Top-Up Option”) to purchase from the Company the number of newly-issued Shares (such newly-issued shares, the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis or (ii) the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option shall terminate upon the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(b) The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time on or after the Offer Acceptance Time, in its sole discretion; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (i) immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent and Purchaser constitutes at least one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Top-Up Option Shares on a fully diluted basis and (ii) the Minimum Condition shall have been satisfied. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Legal Requirements, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(c) The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of Top-Up Option Shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either (i) entirely in cash, (ii) by payment in cash of the aggregate par value of the Top-Up Option Shares and payment of the balance by executing and delivering to the Company a promissory note (with full recourse to Parent) having a principal amount equal to the difference between the purchase price and the aggregate par value of the Top-Up Option Shares, or (iii) any combination thereof. Any such promissory note shall bear simple interest at the rate of 6% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note, may be prepaid without premium or penalty and shall be extinguished and no longer due to the Company at the Effective Time; provided, however, upon any Event of Default, all principal and accrued interest thereunder shall immediately become due and payable.

(d) In the event Parent or Purchaser wishes to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that Parent or Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Purchaser intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares is to take place. At the closing of the purchase of the Top-Up Option Shares, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-

Up Option Shares, and the Company shall cause to be issued and delivered to Parent or Purchaser (as the case may be) a certificate or certificates representing the Top-Up Option Shares or, at Parent’s or Purchaser’s request or otherwise if the Company does not then have certificated Shares, the applicable number of non-certificated Shares represented by book-entry (the “Book-Entry Shares”). Such certificates or Book-Entry Shares may include any legends required by applicable Legal Requirements.

(e) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

SECTION 2. Merger Transaction

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017, at 10:00 a.m. local time on a date to be designated by Parent (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger or certificate of ownership and merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger or certificate of ownership and merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger or certificate of ownership and merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Purchaser, all as provided under the DGCL.

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended to read in its entirety as the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, except that (i) Article FIRST thereof shall read in its entirety: “The name of the corporation is Anadys Pharmaceuticals, Inc. (the “Corporation”)” and (ii) Article FIFTH thereof shall be deleted in its entirety, and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Legal Requirements;

(b) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended to read in their entirety as the bylaws of Purchaser as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Legal Requirements; and

(c) until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements, (i) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 2.5(b), each Share then outstanding (other than any Dissenting Shares, as defined below) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e); and

(iv) each share of the common stock, $0.01 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.5 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following the 180th day after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) The Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of Shares such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body. If any withholding obligation may be avoided by a payee providing information or documentation to the applicable payor, such payor shall request such information from such payee and use commercially reasonable efforts to avoid such withholding obligation. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

2.7 Appraisal Rights. Notwithstanding Section 2.5, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration but rather shall be entitled to payment of the fair value of such Dissenting Shares in accordance with and to the extent provided in Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder’s right to appraisal, each such Share shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding anything to the contrary contained herein, each of Parent, Purchaser and the Company agree and acknowledge that, in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or promissory note delivered by Merger Sub to the Company in payment for such Top-Up Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

2.8 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in section 3 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this section 3; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents filed after December 31, 2010 and prior to the date of this Agreement other than any information in the “Risk Factors” or “Note Regarding Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking statements in such Company SEC Documents):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of, or any equity interest of any nature in either (i) the Company or (ii) any other Entity other than the Entities identified in Part 3.1(a) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each Subsidiary is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be so organized, validly existing or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Acquired Corporations is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Acquired Corporations, including all amendments thereto.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 90,000,000 Shares, of which 57,176,285 shares have been issued and are outstanding as of the close of business on the day immediately preceding the date of this Agreement; and (ii) 10,000,000 shares of Company Preferred Stock of which no shares have been issued or are outstanding. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)(i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities, except for the Company’s right to repurchase or reacquire restricted Shares held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the date of this Agreement: (i) 684,986 Shares are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2002 Equity Incentive Plan, as amended (the “2002 Plan”); (ii) 6,351,250 Shares are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2004 Equity Incentive Plan, as amended (the “2004 Plan”); (iii) 524,455 Shares are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2004 Non-Employee Directors’ Stock Option Plan, as amended (the “2004 Directors Plan”); (iv) up to 90,000 Shares are subject to outstanding rights pursuant to the Company’s 2004 Employee Stock Purchase Plan, as amended (the “ESPP”); (v) 200,000 Shares are subject to issuance pursuant to stock options granted and outstanding pursuant to inducement stock option grants; (vi) 1,342,541 Shares are reserved for future issuance under Company Equity Plans; and (vii) 2,944,234 Shares are reserved for future issuance under Company Warrants. The Company has delivered or otherwise made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options outstanding as of the date of this Agreement, and the forms of all stock option agreements evidencing such Company Options. The exercise price of each Company Option is not less than the fair market value of a Share as determined pursuant to the terms of the 2002 Plan, the 2004 Plan, the 2004 Directors’ Plan or inducement stock option grant, as applicable, on the date of grant of such Company Option. No Company Option provides for the deferral of compensation within the meaning of Section 409A of the Code. Other than as set forth in this Section 3.3(c), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Acquired Corporations.

(d) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company. Part 3.3(d)(i) of the Company Disclosure Schedule contains a complete and accurate list of the outstanding and authorized shares of the capital stock of each Subsidiary of the Company. Except as set forth in Part 3.3(d)(ii) of the Company Disclosure Schedule as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or securities of any of the Acquired Corporations; (ii) outstanding security, instrument, bond, debenture, note or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2009, the Company has filed on a timely basis all required reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in any Company SEC Document has been revised, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed contained, and each Company SEC Document filed subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated

Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since January 1, 2010 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Corporations that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2010. To the knowledge of the Company, since January 1, 2010, none of the Acquired Corporations nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Acquired Corporations; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s independent registered accountants and audit committee since January 1, 2010.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Global Select Market.

(e) None of the Acquired Corporations is a party to or has any obligation or other commitment to become a party to any joint venture, securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Acquired Corporations, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Corporation in any Acquired Corporation’s published financial statements or other Company SEC Documents.

(f) There have been no written inquiries, interrogatories or comments with respect to any of the Company SEC Documents from the SEC, NASDAQ or any other Governmental Body received since January 1, 2010, and the Company has not been made aware of any such inquiries, interrogatories or comments that were oral. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Acquired Corporations.

3.5 Absence of Changes. Except as expressly contemplated by this Agreement since December 31, 2010 through the date of this Agreement, the Company has operated in the ordinary course of business consistent with past practices and, between December 31, 2010 and the date of this Agreement there has not occurred any event, occurrence, violation, inaccuracy, circumstance, fact or other matter that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect. Except as expressly contemplated by this Agreement since June 30, 2011 through the date of this Agreement, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have breached any of the covenants set out in Section 5.2.

3.6 Title to Assets. The Acquired Corporations have good and valid title to all assets owned by them as of the date of this Agreement, including all assets (other than capitalized or operating leases) reflected on the unaudited balance sheet in the last Quarterly Report on Form 10-Q (the “Balance Sheet”) filed by the Company with the SEC (except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet). All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances).

3.7 Real Property; Equipment.

(a) The Company and the Acquired Corporations do not own and have not owned any real property.

(b) Part 3.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease or sublease pursuant to which any of the Acquired Corporations leases real property from any other Person (the “Leased Real Property”). True and complete copies of all such leases or subleases have been delivered or made available to Parent or Parent’s Representatives and each such lease or sublease is in full force and effect. The Company or the applicable Subsidiary holds a valid and existing leasehold interest in each Leased Real Property. None of the Acquired Corporations is in material breach or material default of its obligations under such leases.

(c) To the knowledge of the Company, the use and operation of the Leased Real Property is in compliance in all material respects with all applicable zoning, land use, building, fire and other applicable Legal Requirements. To the knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Leased Real Property. There are no subleases, sublicenses, occupancy agreements or other contractual obligations that grant the right to use or occupancy of any of the Leased Real Property to any Person other than the Company, and there is no Person in possession of any Leased Real Property other than the Company.

(d) Part 3.7(d) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Acquired Corporation) a right of use or occupancy of any of the Leased Real Property. True and complete copies of all such Company Contracts have been delivered or made available to Parent or Parent’s Representatives and each such Company Contract is in full force and effect.

(e) All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted and ongoing maintenance excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted (subject to replacement in the ordinary course of business).

3.8 Intellectual Property.

(a) Part 3.8(a)(i) of the Company Disclosure Schedule identifies (i) the name of applicant/registrant and current owner, (ii) the jurisdiction of application/registration and (iii) the application or registration number for each item of Registered IP owned by or exclusively licensed to any of the Acquired Corporations. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Registered IP listed on Part 3.8(a) of the Company Disclosure Schedule is being or has been contested or challenged. Each of the patents and patent applications included in the Registered IP that are owned solely by the Acquired Corporations (and, to the knowledge of the Company, each of the Acquired Corporations’ co-owned patents and patent applications) properly identifies by name each and every inventor of the claims thereof as determined in accordance with the Legal Requirements of the jurisdiction in which such patent is issued or such patent application is pending. Part 3.8(a)(iii) of the Company Disclosure Schedule describes each filing, payment, and action that must be made or taken on or before the date that is one hundred and twenty (120)

days after the date of this Agreement with respect to such Registered IP and for which any Acquired Corporation is responsible. All Registered IP listed on Part 3.8(a) of the Company Disclosure Schedule is valid, subsisting, and enforceable and in full force and effect as of the date hereof, and has not lapsed, been abandoned, been disclaimed, been cancelled or been forfeited, in whole or in part.

(b) The Company or another Acquired Corporation is the sole and exclusive owner of all right, title and interest in all Company IP owned or purported to be owned by the Company or another Acquired Corporation, free and clear of all Encumbrances other than Permitted Encumbrances. The Acquired Corporations own or otherwise have a valid license or other right to use all Intellectual Property Rights and Intellectual Property that are necessary to or used by the Acquired Corporations in the conduct of their business as currently conducted, except for any Intellectual Property Rights or Intellectual Property the absence of which has not had or would not reasonably be expected to have a material and adverse effect on the Acquired Corporations.

(c) Part 3.8(c)(i) of the Company Disclosure Schedule identifies each Company Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property is licensed to or used by any Acquired Corporation (other than (A) software license agreements entered in the ordinary course of business consistent with past practice for any third-party non-customized commercially available software and (B) agreements entered in the ordinary course of business consistent with past practice between the Acquired Corporations and their employees) (each, an “Inbound License”). Part 3.8(c)(ii) of the Company Disclosure Schedule identifies each Company Contract pursuant to which there is an outbound license of Company IP (each, an “Outbound License”).

(d) No officer or other employee, or independent contractor, consultant or director, of or to any of the Acquired Corporations (each, a “Company IP Associate”) has any claim, right (whether or not currently exercisable) or interest to or in any Company IP owned or purported to be owned by any Acquired Corporation and each Company IP Associate who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement effecting the assignment of all such Company IP to the Acquired Corporations and containing reasonable confidentiality provisions protecting the Company IP.

(e) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(f) Each Acquired Corporation has taken sufficient reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret.

(g) None of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(h) The operation of the business of the Acquired Corporations does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property or Intellectual Property Rights owned or held by any other Person. To the knowledge of the Company, no other Person has infringed, misappropriated or otherwise violated any Intellectual Property or Intellectual Property Rights owned by the Acquired Corporations. No Legal Proceeding has been asserted in the past six years or is pending and served (or, to the knowledge of the Company, is being threatened or is pending and has not been served) (i) against any Acquired Corporation relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property or Intellectual Property Right of another Person or (ii) by the Acquired Corporations related to the Acquired Corporations’ Registered IP or any of the Acquired Corporations’ Intellectual Property or Intellectual Property Rights. Except as set forth in Part 3.8(h) of the Company Disclosure Schedule, for the past six years, none of the Acquired Corporations has received any notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property or Intellectual Property Right of another Person by any of the Acquired Corporations or any Company IP Associate.

(i) None of the Company IP owned or purported to be owned by the Acquired Corporations and none of the material Company IP licensed to the Acquired Corporations is subject (but, only in the case of material Company IP licensed to the Acquired Corporations, to the knowledge of the Company) to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Company IP by the Acquired Corporations, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company IP. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish the Acquired Corporations’ rights in any Company IP.

3.9 Contracts.

(a) Part 3.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract. For purposes of this Agreement, each of the following Company Contracts (along with each Inbound License and each Outbound License) shall be deemed to constitute a “Material Contract”:

(i) any Company Contract constituting a Company Employee Agreement pursuant to which any of the Acquired Corporations is or may become obligated to (1) make any severance, change in control or tax gross-up payment to any Company Associate or any spouse, heir or Representative of any Company Associate; (2) make any bonus or deferred compensation payment; or (3) grant or accelerate the vesting of, or otherwise modify, any Company Equity Award other than accelerated vesting provided in Company Equity Plans;

(ii) any Company Contract with sole-source or single-source suppliers of material tangible products or services;

(iii) any Company Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(iv) any Company Contract (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business, to make use of any Company IP or to compete with any other Person in any location or line of business, or (B) containing exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of any Acquired Corporation to sell, distribute or manufacture any products or service or any technology or other assets to or for any other Person;

(v) any Company Contract relating to the lease or sublease of Leased Real Property;

(vi) any Company Contract that requires by its terms the payment or delivery of cash or other consideration by the Acquired Corporations in an amount known or having an expected value in excess of $500,000 in the fiscal year ending December 31, 2011 or in any fiscal year thereafter;

(vii) any Company Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) of the Company or an Acquired Corporation outside the ordinary course of business;

(viii) any Company Contract or arrangement with any Person constituting a joint venture, partnership, collaboration or limited liability corporation;

(ix) any Company Contract that requires or permits an Acquired Corporation, or any successor, to, or acquirer of an Acquired Corporation, to make any payment to another person as a result of a change of control of an Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment; and

(x) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) As of the date of this Agreement, the Company has either delivered or otherwise made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available an accurate and complete copy of such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Neither the Acquired Corporations nor, to the knowledge of the Company any other Person, is in material breach of or material default under any Material Contract and neither the Acquired Corporations, nor to the knowledge of the Company any other Person, has taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Material Contract. Each Material Contract is a valid agreement, binding, in full force and effect and, to the knowledge of the Company, enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No Acquired Corporation has received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured. The Acquired Corporations have not waived any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

(c) With respect to each Government Contract to which a U.S. federal Governmental Body is a party or that is a Material Contract, to the knowledge of the Company, (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Control were complete and correct in all material respects as of their effective date, and each Acquired Corporation, as applicable, has complied in all material respects with all such representations and certifications; (ii) neither the United States government nor any prime contractor, subcontractor or other Person has notified any Acquired Corporation that an Acquired Corporation has materially breached or materially violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract.

3.10 Liabilities. The Company has no liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for: (i) liabilities or obligations disclosed in the financial statements (including any related notes) contained in the Company SEC Documents filed since December 31, 2010 and prior to the date of this Agreement; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2011; (iii) obligations to pay or perform under Material Contracts; and (iv) liabilities or obligations that individually or in the aggregate have not and would not reasonably be expected to have a Material Adverse Effect.

3.11 Compliance with Legal Requirements.

(a) Each of the Acquired Corporations is, and during the past three years has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Legal Requirement, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Part 3.11 of the Company Disclosure Schedule, during the past three years, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) None of the Acquired Corporations or, to the knowledge of the Company, any director, officer or employee of any of the Acquired Corporations has been convicted of, or, to the knowledge of the Company, has been charged by any Governmental Body with any violation of any Legal Requirement related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances.

3.12 Regulatory Matters.

(a) The Acquired Corporations have obtained all clearances, authorizations, licenses and registrations required by any foreign or domestic Governmental Body (including, without limitation, the FDA) to permit the conduct of its business as currently conducted. The Company has filed with the applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Legal Requirements when filed, and no deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b) All preclinical and clinical investigations sponsored by the Company are being conducted in material compliance with applicable Legal Requirements, rules, regulations and guidances, including Good Clinical Practices requirements, and federal and state laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information. The Acquired Corporations have not received any written notices or other correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c) The Company has not to its knowledge (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. The Company is not the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is in compliance and has, for the past three years, been in compliance, in each case, in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Clinical Laboratory Improvement Amendments of 1988; and (iii) requirements of law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Company. The Company is not subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under the FDCA or similar Legal Requirements, and no such enforcement, regulatory or administrative proceeding has been threatened.

3.13 Certain Business Practices. None of the Acquired Corporations has (a) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Legal Requirement of similar effect.

3.14 Governmental Authorizations. As of the date of this Agreement, the Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their businesses in the manner in which their businesses are currently being conducted, except where failure to hold such Governmental Authorizations would not have a Material Adverse Effect. The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect. For the past three years, the Acquired Corporations have not received any written notice from any Governmental Body (a) asserting any material violation of or failure to comply with any term or requirement of any material Governmental Authorization or (b) notifying the Acquired Corporations of the revocation or withdrawal of any material Governmental Authorization.

3.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Acquired Corporation Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date), and have been, or will be when filed, prepared in compliance with all applicable Legal Requirements and are true and correct in all material respects, and (ii) all amounts shown on the Acquired Corporation Returns to be due or required to be withheld on or before the Closing Date have been or will be paid or withheld on or before the Closing Date.

(b) The Company’s financial statements accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP, other than any Taxes the non-payment of which would not have a Material Adverse Effect. The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material unpaid Taxes by the Acquired Corporations for the period from the date of the Balance Sheet through the Closing Date.

(c) To the Company’s knowledge, as of the date of this Agreement, (i) there are no current examinations or audits of any Acquired Corporation Return in progress involving material Taxes and (ii) no written claim has ever been received by any of the Acquired Corporations from any Governmental Body in any jurisdiction where the Acquired Corporations do not file Tax Returns that the Acquired Corporations are or may be subject to Taxes in that jurisdiction. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to Acquired Corporation Returns which have been requested by Parent. All of the Acquired Corporations’ federal Tax returns filed through the Tax year ended December 31, 1995 have been examined and closed or are returns with respect to which the period for assessment under applicable law, after giving effect to extensions or waivers, has expired. As of the date of this Agreement, no extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted and is currently in effect.

(d) As of the date of this Agreement, to the knowledge of the Company, no Legal Proceeding involving the IRS is pending or threatened against or with respect to the Acquired Corporations in respect of any material Tax. Except as set forth in Part 3.15(d) of the Company Disclosure Schedule, no deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid.

(e) Except as set forth in Part 3.15(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will give rise to the payment of any amount in connection with the Merger that would not be deductible pursuant to Section 280G of the Code. Except as set forth in Part 3.15(e), the Acquired Corporations are not a party to any Contract that would require, nor do the Acquired Corporations have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f) None of the Acquired Corporations has ever (i) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) incurred any liability for the Taxes of any Person (other than the Company or any of the other Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise.

(g) None of the Acquired Corporations have been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) None of the Acquired Corporations has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, except as would not, individually or in the aggregate, have a Material Adverse Effect, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(j) The Acquired Corporations are not, and have not at any time during the last five years been, United States real property holding corporations within the meaning of Section 897(c)(2) of the Code.

3.16 Employee Matters; Benefit Plans.

(a) Except as required by applicable Legal Requirements, the employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will.

(b) None of the Acquired Corporations is a party to, or has a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. Except as set forth in Part 3.16(b) of the Company Disclosure Schedule, there is no claim or grievance pending or, to the knowledge of the Company, threatened relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) Except as would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect, in connection with the performance of services for the Acquired Corporations, no employee or other service provider of any of the Acquired Corporations has been subject to, or exposed to, unhealthy working conditions. For the avoidance of doubt, such conditions include but are not limited to, harassment, a hostile work environment, excessive stress and excessive work overload.

(d) Part 3.16(d) of the Company Disclosure Schedule sets forth a true and complete list of the material Employee Plans. The Company has made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan: (i) all agreement and plan documents and all material amendments thereto (or, with respect to any unwritten Employee Plan, a written description thereof), and all related trust or other funding documents, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor (“DOL”), (iii) the most recent annual actuarial valuation, if any, annual reports (Form Series 5500 and all schedules and financial statements attached thereto) and tax returns (Form Series 990), (iv) the most recent summary plan descriptions and any material modifications thereto, and (v) all material correspondence to or from the IRS, the DOL, or any other Governmental Body for the last three years.

(e) There are no Employee Plans currently contributed to or sponsored by the Acquired Corporations for the benefit of any current or former employee, officer or director of the Acquired Corporations with respect to which the Acquired Corporations has any liability under Section 4069, 4201 or 4212(c) of ERISA or that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

(f) Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification or registration from the IRS (or any comparable Governmental Body), and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, no events have occurred with respect to any Employee Plan that could result in the payment or assessment by or against the Acquiring Corporations of any excise taxes under the Code, except as would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

(g) None of the Acquired Corporations nor any ERISA Affiliate or predecessor thereof maintains, sponsors or contributes to, or has, for the past six years maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA). None of the Employee Plans is subject to Title IV of ERISA and the Acquired Corporations have not incurred any direct or indirect liability under or by operation of Title IV of ERISA.

(h) None of the Acquired Corporations nor any ERISA Affiliate or predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan as defined in Section 3(37) of ERISA.

(i) Each of the Employee Plans and Company Employee Agreements is now and has for the past six years been operated in accordance with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code except where the failure to operate such Employee Plans and Company Employee Agreements in accordance with their terms and applicable Legal Requirements did not and would not, individually or in the aggregate, have a Material Adverse Effect. For the past six years, the Acquired Corporations have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and, to the knowledge of the Company, there is no default or violation by any other party to, any Employee Plan or, except as would not, individually or in the aggregate, have a Material Adverse Effect, Company Employee Agreement.

(j) Except to the extent required under an applicable Legal Requirement, neither the Acquired Corporations nor any Employee Plan has any present or future obligation to make any payment to, or with respect to, any present or former employee, officer or director of the Acquired Corporations pursuant to any retiree medical benefit plan or other retiree welfare plan.

(k) There has been no amendment to, interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ending December 31, 2010.

3.17 Environmental Matters.

(a) Each Acquired Corporation is, and has at all times been, in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits (except where the failure to comply with Environmental Laws or failure to obtain or comply with Environmental Permits has not had and would not reasonably be expected to have a Material Adverse Effect). Neither the Company nor any other Acquired Corporation has received any written notice from a Governmental Body that alleges that any Acquired Corporation is in material violation of any Environmental Law. To the knowledge of the Company, no current or prior owner of any property leased, owned, controlled or operated by the Acquired Corporations has received any written notice from a Governmental Body that alleges that any Acquired Corporation is in material violation of any Environmental Law.

(b) Neither the Company nor any Acquired Corporation has received any written notice, demand, request for information, citation, summons, complaint or order, no penalty has been assessed, no investigation or review is, to the Company’s knowledge, pending or threatened by any Governmental Body or other Person, and no Legal Proceeding is pending and served (or, to the knowledge of the Company, threatened or pending but not served), in each case, with respect to the Company or any other Acquired Corporation for the failure to comply with or liability under any Environmental Law that would reasonably be expected to be material to the Acquired Corporations taken as a whole.

(c) Neither the Company nor any other Acquired Corporation has installed or used any of the following in connection with its business or operations and to the knowledge of the Company, none of the following are present at the Leased Real Property: (A) underground storage tanks; (B) any landfill, lagoon, sump, incinerator, septic, or impoundment for the storage, treatment or disposal of Hazardous Materials; (C) filled in land or wetlands; (D) PCBs; (E) lead-based paint; or (F) asbestos-containing materials. Except as would not result in material liability to the Acquired Corporations taken as a whole, the Acquired Corporations have not caused and, to the knowledge of the Company, there has not been any Release of or exposure to Hazardous Materials at, on, under or from any real property currently or formerly owned, operated, controlled or leased by any of the Acquired Corporations. Neither the Company’s nor any other Acquired Corporation’s use or handling of any radioactive material has resulted in any Release of, contamination by or exposure to any radioactive material, except as would not reasonably be expected to result in any material liability to the Acquired Corporations, taken as a whole.

(d) Neither the Company nor any other Acquired Corporation owns, leases, operates, or controls any property in New Jersey or Connecticut.

(e) Copies of all material environmental assessments, reports, audits, studies, tests, reviews, investigations, analyses and permits in the possession, custody or reasonable control of the Acquired Corporations and that have been prepared, conducted or issued in the past six (6) years that relate to the business or operations of any of the Acquired Corporations or any real property that the Company or any other Acquired Corporation currently or formerly has owned, operated, controlled or leased have been made available to Parent or Parent Representatives.

3.18 Insurance. The Company has delivered or otherwise made available to Parent or Parent’s Representatives a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. As of the date of this Agreement, there is no material claim pending under any of the Acquired Corporations’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Acquired Corporations are in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

3.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed since December 31, 2010 and prior to the date of this Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against the Acquired Corporations other than any Legal Proceedings that would not reasonably be expected by the Company to have a Material Adverse Effect;

(b) there is no order, writ, injunction or judgment specific to the Acquired Corporations to which the Acquired Corporations are subject; and

(c) to the Company’s knowledge, no investigation or review by any Governmental Body with respect to the Acquired Corporations is pending or is being overtly threatened, other than any investigations or reviews that would not reasonably be expected by the Company to have a Material Adverse Effect.

3.21 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and, subject to obtaining the Required Company Stockholder Vote, if necessary under any applicable Legal Requirements, to perform its obligations under this Agreement, including consummation of the Transactions. The Board of

Directors of the Company (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders, (b) approved and declared advisable this Agreement and the Transactions in accordance with the requirements of the DGCL, (c) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, to the extent required under applicable Legal Requirements, adopt this Agreement, (d) authorized the Top-Up Option, the issuance of the Top-Up Option Shares and the form of promissory note deliverable to the Company in consideration of the Top-Up Shares pursuant to Section 1.4(c) hereof, and (e) to the extent necessary, adopted a resolution having the effect of causing the Merger, this Agreement and the transactions contemplated hereby, including the exercise of the Top-Up Option not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Company and assuming due authorization, execution and delivery by Parent and Purchaser, is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Stockholder Tender Agreements, the Board of Directors of the Company approved the Stockholder Tender Agreements and the transactions contemplated thereby.

3.22 Section 203 of the DGCL Not Applicable. As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of the Company has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Stockholder Tender Agreements, the Top-Up Option and to the consummation of the Transactions.

3.23 Vote Required. The Required Company Stockholder Vote, if required under applicable Legal Requirements, is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

3.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable foreign antitrust Legal Requirements, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Company; (b) contravene, conflict with or result in a violation by the Company of any Legal Requirement or order applicable to the Company, or to which the Company is subject; (c) constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract; or (d) result in the creation or imposition of any Encumbrance on any asset of the Company or any of its Subsidiaries. Except as set forth in Part 3.24 of the Company Disclosure Schedule and as may be required by the Exchange Act and state takeover laws, the DGCL, the HSR Act and any antitrust filing, notification or approval in any other relevant jurisdiction and the rules and regulations of NASDAQ, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger.

3.25 Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of Lazard Frères & Co. LLC, financial advisor to the Company, dated on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Offer Price to be paid to the holders of Company Common Stock (other than Parent, Purchaser and their respective affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes a signed copy of the opinion as soon as possible following the date of this Agreement.

3.26 Financial Advisor. Except for Lazard Frères & Co. LLC no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.27 Disclosure. None of the information with respect to the Acquired Corporations to be supplied by or on behalf of the Company specifically for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time of the filing of the Offer Documents and the Schedule 14D-9, at the time of any distribution or dissemination of the Offer Documents and the Schedule 14D-9 and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information with respect to the Acquired Corporations to be supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 3.27 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Purchaser or any of their Representatives specifically for inclusion therein.

SECTION 4. Representations and Warranties of Parent and Purchaser

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Parent has delivered or made available to the Company or the Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments thereto.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement, including the consummation of the Transactions; and the execution, delivery and performance by Parent and Purchaser of this Agreement have been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, if applicable and any applicable foreign antitrust Legal Requirements, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the transactions contemplated by this Agreement, will not: (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Purchaser; (b) contravene, conflict with or result in a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which they are subject; (c) except for violations and defaults that would not materially and adversely affect Parent’s or Purchaser’s ability to consummate any of the transactions contemplated by this Agreement, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Parent or Purchaser is entitled under any provision of any Contract; or (d) result in the creation or imposition of any Encumbrance on any material asset of Parent or Purchaser. Except as may be required by the Exchange Act, blue sky Legal Requirements and state takeover laws, the DGCL or the HSR Act and any antitrust filing, notification or approval in any other relevant jurisdiction and the rules and regulations of NASDAQ, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Merger and the transactions contemplated hereby. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement.

4.5 Disclosure. None of the information with respect to Parent or Purchaser to be supplied by or on behalf of Parent or Purchaser specifically for inclusion in the Offer

Documents or the Schedule 14D-9 will, at the time of the filing of the Offer Documents and the Schedule 14D-9, at the time of any distribution or dissemination of the Offer Documents and the Schedule 14D-9 and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information with respect to Parent or Purchaser to be supplied by or on behalf of Parent or Purchaser specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent by the Acquired Corporations or any of their Representatives specifically for inclusion therein.

4.6 Absence of Litigation. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or threatened against Parent or Purchaser that would materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions contemplated hereby. Neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body that would materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions contemplated hereby.

4.7 Funds. Parent has, available cash resources in an amount sufficient to consummate the Transactions contemplated hereby.

4.8 Ownership of Company Common Stock. Neither Parent nor Purchaser is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the Shares.

4.9 Acknowledgement by Parent and Purchaser.

(a) Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Acquired Corporations by Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and, except in the case of the Company for fraud and willful breaches of the representations and warranties in this Agreement as otherwise permitted pursuant to Section 8, Purchaser will have no claim against any of the Acquired Corporations, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person, with respect thereto. Accordingly, Parent and Purchaser hereby acknowledge and agree that, except for the representations and warranties in this Agreement, none of the Acquired Corporations, nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

SECTION 5. Certain Covenants of the Company

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as to not to interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party). No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated September 12, 2011 between the Company and Roche Holdings, Inc. (the “Confidentiality Agreement”).

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) except (x) as specifically required under this Agreement, (y) with the written consent of Parent, or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in substantially the same manner as previously conducted and (B) in material compliance with all applicable Legal Requirements and the requirements of all Material Contracts; and (ii) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to the best of its knowledge threatened, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to preserve intact in all material respects its current business organization, including keeping available the services of current officers and key employees and use commercially reasonable efforts to maintain its relations and good will with all material suppliers, material customers and Governmental Bodies; provided, however, that the Acquired Corporations shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (x) as specifically required under this Agreement, (y) with the written consent of Parent, or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of the Company’s capital stock, or repurchase, redeem or otherwise reacquire any shares of the Company’s capital stock, other than: (A) dividends or distributions between or among any of the Acquired Corporations to the extent consistent with past practices; (B) pursuant to the Company’s right to purchase restricted Shares held by a Company Associate upon termination of such associate’s employment or engagement by the Acquired Corporations; or (C) repurchases of share issuances pursuant to the terms of any Company Option between the Company and an employee, consultant or member of the Board of Directors of the Company which vests during the Pre-Closing Period;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, restricted stock unit, stock-based performance unit or any other right that is limited to, or the value of which is in any way based on or derived from the value of any shares of the capital stock or other securities of any of the Acquired Corporations or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue (1) Shares upon the valid exercise of Company Options or other Company Equity Awards, as the case may be, outstanding as of the date of this Agreement or issued after the date of this Agreement pursuant to the ESPP or (2) shares underlying Company Warrants outstanding as of the date hereof);

(iii)(A) except as contemplated by Section 6.3, establish, adopt or amend any Employee Plan, or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans, (B) grant to any Company Associate any increase in compensation, bonuses or other benefits, (C) grant to any Company Associate any increase in severance or termination pay or (D) enter into or amend any Company Employee Agreement (except that the Acquired Corporations: (1) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and consistent with past practices in connection with the Acquired Corporation’s customary employee review process and (2) may amend any Employee Plans to the extent required by applicable Legal Requirements);

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents (whether by merger, consolidation or otherwise);

(v) form any Subsidiary, acquire any equity interest or other interest in any other Entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(vi) make any capital expenditure or any obligations or liabilities in respect thereof (except that the Acquired Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Acquired Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, does not exceed $250,000 individually and $500,000 in the aggregate during any calendar quarter);

(vii) acquire, lease, license or sublicense any material right or other material asset from any other Person or sell or otherwise dispose of, or lease, license or sublicense, any material right or other material asset to any other Person, or waive, relinquish, abandon, allow to lapse or encumber any material right or other material asset;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(ix) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or incur or guarantee any indebtedness except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(x) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(xi) make or change any material Tax election, change any accounting period, adopt or change any material method of Tax accounting, file any material amended Tax return, enter into any closing agreement or settlement of any material Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitation period applicable to any material Tax;

(xii) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xiii) settle any Legal Proceeding, other than pursuant to a settlement: (A) that results solely in a monetary obligation involving payment by the Acquired Corporations of not more than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings on the Balance Sheet; (B) that results solely in a monetary obligation involving only the payment of monies by the Acquired Corporations of not more than $300,000 in the aggregate; (C) results solely in a monetary obligation that is funded by an insurance policy of the Acquired Corporations and the payment of monies by the Acquired Corporations that together with any settlement made under subsection (B) are not more than $300,000 in the aggregate (not funded through insurance policies); provided that, in the case of each of clauses (A), (B) and (C), no such settlement shall impose any ongoing restriction or obligation;

(xiv) change any of its methods of accounting or accounting practices in any material respect unless required by GAAP or applicable Legal Requirements;

(xv) enter into any collective bargaining or other union agreements or commit to enter into any such agreements; or

(xvi) agree or commit to take any of the actions described in clauses “(i)” through “(xv)” of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Offer Acceptance Time.

5.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not directly or indirectly, and shall not authorize or permit any other Acquired Corporation or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal (including by granting any waiver under Section 203 of the DGCL), (ii) furnish any information regarding, or afford access to the business, properties, assets, books or records (except as required by applicable Legal Requirements) of, any of the Acquired Corporations to any Person in connection with or in response to a bona fide Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the Offer Acceptance Time, this Section 5.3 shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3, (2) the Board of Directors of the Company concludes in good faith, that such Acquisition Proposal or other proposal could reasonably be expected to lead to a Superior Offer and, after consulting with its outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Legal Requirements, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) in a customary form that is no less favorable to the Company than the Confidentiality Agreement (which the Company may negotiate with the Person during the two business day notice period) and (4) the Company concurrently furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent or Parent’s Representatives).

(b) During the Pre-Closing Period, the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) As of the date of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal.

(d) The Company agrees, except as determined by the Company’s Board of Directors in good faith after consultation with outside counsel that the failure to take such action would reasonably constitute a breach of fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements not to release or permit the release during the Pre-Closing Period of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party, and the Company shall not grant or permit any such waiver unless the obligations of Roche Holdings, Inc. under the Confidentiality Agreement are waived to the same extent pursuant to the terms and conditions of the Confidentiality Agreement.

SECTION 6. Additional Covenants of the Parties

6.1 Stockholder Approval; Proxy Statement.

(a) If the adoption of this Agreement by the Company’s stockholders is required by Legal Requirements in order to consummate the Merger, the Company shall, subject to Sections 1.2(b) and 5.3, and as promptly as practicable following the expiration of the Offer, take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Shares to vote on the adoption of this Agreement and approval of the Merger (the “Company Stockholders’ Meeting”). The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, subject to Sections 1.2(b) and 5.3, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders, as promptly as practicable. Parent and Purchaser will provide to the Company any information with respect to Parent and Purchaser and their respective officers, directors, Affiliates and agents required to be provided in the Proxy Statement under applicable Legal Requirements or as reasonably requested by the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to review any written correspondence with the SEC or its staff or any proposed material to be included in the

Proxy Statement prior to transmission to the SEC or its staff and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Legal Requirements, and the Company further agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(c) Notwithstanding anything to the contrary contained in this Agreement, if Purchaser shall own by virtue of the Offer or otherwise at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the merger of Purchaser and the Company to become effective as soon as practicable after the expiration of the Offer without a stockholders’ meeting in accordance with Section 253 of the DGCL.

(d) Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement at the Company Stockholders’ Meeting.

6.2 Filings and Approvals.

(a) Without limiting the generality of anything contained in this Section 6.2, Parent, Purchaser and the Company shall use reasonable best efforts to cause all Offer Conditions to be satisfied on a timely basis (to the extent the satisfaction of such Offer Conditions is within such party’s direct or indirect control) and to cause Purchaser to purchase Shares pursuant to the Offer on the earliest possible date.

(b) In furtherance and not in limitation of the foregoing, each of Parent, Purchaser and the Company (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than ten (10) business days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Transactions; and shall use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act with respect to the Transactions, (ii) promptly provide all information and documentary material requested by any Governmental Body in connection with the Transactions, and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions.

(c) Notwithstanding the other provisions of this Section 6.2 or any other provision of this Agreement, the reasonable best efforts of any party hereto shall not be deemed to include, and no party shall be obligated to, (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Body in connection with the transactions contemplated hereby, (ii) litigate, challenge or take any other action with respect to any action or proceeding by any Governmental Body or (iii) divest, license, hold separate (including by establishing a trust or otherwise), transfer or dispose of, before or after the Closing, any assets, operations, rights, product lines, businesses or interest therein (or otherwise agree to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties. The Acquired Corporations shall not take, or agree to take, any of the actions referred to in the preceding sentence without the prior written consent of Parent.

(d) Without limiting the generality of anything contained in this Section 6.2, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Body with respect to the Transactions, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Body regarding the Transactions. Each party hereto shall promptly furnish to the other party, subject to an appropriate confidentiality agreement, to limit disclosure to counsel and outside consultants, with copies of all documents provided to or received from any Governmental Body regarding the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each party hereto will permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

6.3 Stock Options.

(a) As of the Effective Time, each unexpired and unexercised Company Option then in effect, whether vested or unvested, (and each plan, if any, under which any Company Option may be granted) shall be cancelled, terminated and extinguished, and upon the cancellation thereof the holder of each such unexpired and unexercised Company Option, whether vested or unvested, shall be granted the right to receive, in respect of each Share subject to such Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to: (i) the Offer Price; minus (ii) the exercise price per share of each Share subject to such Company Option (it being understood that, each unexercised Company Option (with an exercise price equal to or greater than the Offer Price) shall be canceled at the Effective Time without consideration therefor). Notwithstanding the foregoing, prior to the Offer Acceptance Time, the Company shall take all actions that may be necessary (under the plans and award agreements pursuant to which Company Options are outstanding and otherwise) to accelerate the vesting and exercisability of each unexpired and unexercised Company Option that is an incentive stock option then in effect so that each such Company Option shall be fully vested and exercisable prior to the Offer Acceptance Time, provided that the holder of such Company Option agrees to tender any Shares acquired upon exercise of such Company Option into the Offer.

(b) Prior to the Offer Acceptance Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to ensure that, except for the six month offering period under the ESPP that commenced on May 16, 2011, no additional offering shall be authorized or commenced. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. The Company shall terminate the ESPP effective as of the Effective Time. Prior to the Offer Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(b).

(c) Following the Closing Date, Parent shall cause the Surviving Corporation to assume all outstanding Company Warrants and shall take all actions necessary and required to comply with the terms of such Company Warrants.

6.4 Employee Benefits. For a period of at least one year following the Effective Time, Parent shall provide to each employee of the Acquired Corporations who continues to be employed by Parent, the Surviving Corporation (or any Subsidiary thereof) (the “Continuing Employees”) total compensation (including employee benefits other than equity based compensation and retention benefits and based on bonus opportunity rather than actual bonus payments) that is at least substantially comparable in the aggregate to the compensation provided to such Continuing Employees immediately prior to the execution of this Agreement. Without limiting the foregoing:

(a) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Subsidiaries to, as applicable, assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the applicable Acquired Corporation.

(b) Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans; provided, however, that (i) nothing in this Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Acquired Corporations to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company. Nothing in this Section 6.4 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(c) On or before January 15, 2012, Parent shall, or shall cause the Surviving Corporation to, provide each employee of an Acquired Corporation who is continuously employed by an Acquired Corporation from the date hereof through December 31, 2011 with an annual bonus for 2011 pursuant to the terms of the Company’s Executive Officer Bonus Plan or the Company’s Employee Bonus Plan, as applicable, in effect as of the date hereof in the amounts provided on Part 6.4(c) of the Company Disclosure Schedule. Any person who is an employee of an Acquired Corporation on the date hereof but who is terminated without cause prior to the earlier of the date on which 2011 annual bonus payments are made or January 15, 2012, shall receive, upon such termination, an annual bonus in the amount provided on Part 6.4(c) of the Company Disclosure Schedule.

(d) Notwithstanding the foregoing, Parent is under no obligation to continue the employment of any employee of the Acquired Corporations.

6.5 Compensation Arrangements. Prior to the Offer Acceptance Time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will cause each Employee Plan and Company Employment Agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company (each a “Compensation Arrangement”) to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

6.6 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Acquired Corporations existing in favor of those Persons who are directors and officers of any Acquired Corporation as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Acquired Corporations (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Acquired Corporations and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 6.6(a) and the indemnification rights provided under this Section 6.6(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Legal Requirements, indemnify, defend and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Corporation against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of an Acquired Corporation, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance costs and expenses (including attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.6(b) within fifteen days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings to repay such advanced costs and expenses as required under appropriate circumstances.

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy or, prior to the Effective Time the Company may purchase a six-year “tail” policy for the existing policy; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend (and prior to the Effective Time the Company shall not expend) an amount in excess of 250% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the aggregate amount payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event the Company or the Surviving Corporation or its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Company or the Surviving Corporation or its Subsidiaries, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.6.

(e) The provisions of this Section 6.6 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. This Section 6.6 may not be amended, altered or repealed after the Offer Acceptance Time without the prior written consent of the affected Indemnified Person.

6.7 Securityholder Litigation. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any securityholder litigation against the Company and/or its directors relating to the Transactions, and the right to consult on the settlement with respect to such securityholder litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed with respect to any such settlement that would not alter the terms of the Transactions).

6.8 Additional Agreements.

(a) Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Material Contract) by such party in connection with the Transactions, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.9 Disclosure. The initial press release(s) relating to this Agreement shall be mutually agreed by the Company and Parent and thereafter Parent and the Company shall obtain prior written consent from each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions. Notwithstanding the foregoing each party may, without such consultation or consent, (a) make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements approved by the other party, and (b) issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal (including any “stop, look and listen” release), Superior Offer or Adverse Change Recommendation.

6.10 Resignation of Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Offer Acceptance Time the resignation of the Company’s directors as required by Section 1.3. The Company shall obtain and deliver to Parent on or prior to the Effective Time the resignation of all of the Company’s directors other than those elected or designated by Parent pursuant to Section 1.3.

6.11 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and thereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

(b) Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has, (x) with respect to the Company, had or would reasonably be expected to result in any Material Adverse Effect with respect to it and (y) with respect to Parent or Purchaser, had or would reasonably be expected to have any material adverse effect with respect to the ability of Parent or Purchaser to consummate the Transactions, (ii) would cause or constitute a breach of any representations, warranties or covenants contained herein, or (iii) is reasonably likely to result in any of the conditions set forth in section 7 or in Annex I not being able to be satisfied prior to the Effective Date or (iv) in the case of the Company, is of the type referred to in Section 8.1(i)(ii).

6.12 Section 16 Matters. The Company’s Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of Shares in the Offer and the deemed disposition and cancellation of Shares and Company Equity Awards in the Merger by applicable individuals.

SECTION 7. Conditions Precedent to The Merger

The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Stockholder Approval. If required by applicable Legal Requirements, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.3 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement, if any) and not withdrawn.

SECTION 8. Termination

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Offer shall have expired without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the acceptance for payment of Shares pursuant to the Offer is attributable to a failure on the part of such party to perform in all material respects any covenant in this Agreement required to be performed by such party at or prior to the acceptance for payment of Shares pursuant to the Offer and such party has not cured such failure within ten days after having received notice thereof;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal;

(d) by Parent at any time prior to the acceptance for payment of Shares pursuant to the Offer if, whether or not permitted to do so, the Company’s Board of Directors shall have made an Adverse Change Recommendation, or approved or recommended any Acquisition Proposal or the Company shall have entered into any definitive agreement with respect to any Acquisition Proposal, including a Superior Offer entered into in accordance with the terms of this Agreement;

(e) by Parent if prior to the acceptance for payment of Shares pursuant to the Offer there shall have been an intentional and material breach of Section 5.3;

(f) by the Company if Purchaser (i) shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer on or prior to the seventh business day after the public announcement of the execution of this Agreement or (ii) shall have terminated the Offer without having accepted any Shares for payment thereunder; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if the failure to commence the Offer on or prior to the seventh business day after the public announcement of the execution of this Agreement or the termination of the Offer, as applicable, is attributable to a failure on the part of the Company to perform any covenant in this Agreement required to be performed by the Company at or prior to the seventh business day after the public announcement of the execution of this Agreement or the date of termination of the Offer, as applicable;

(g) by either Parent or the Company if the acceptance for payment of Shares pursuant to the Offer shall not have occurred on or prior to the close of business on the date that is the End Date;

(h) by the Company at any time prior to the acceptance for payment of Shares pursuant to the Offer, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer shall not have resulted from any breach of Section 5.3, (ii) the Board of Directors of the Company, after satisfying all of the requirements set forth in Section 1.2(b), shall have made an Adverse Change Recommendation and authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (the “Specified Agreement”) and (iii) the Company shall have paid all amounts due pursuant to Section 8.3 in accordance therewith;

(i) by Parent at any time prior to the acceptance for payment of Shares pursuant to the Offer, if (i) a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of the conditions in (2)(a), (b) or (c) of Annex I to exist; provided, however, that, for purposes of this Section 8.1(i), if such a breach is curable by the Company within 60 days of the date Parent gives the Company notice of such breach and the Company is continuing to exercise its reasonable best efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(i) on account of such breach unless such breach shall remain uncured for a period of 60 days commencing on the date that Parent gives the Company notice of such breach or (ii) any of the Acquired Corporations shall have on or after the date of this Agreement and prior to the date that is 60 days after the date of this Agreement (A) enrolled, recruited (other than advertisements placed before the date of this Agreement), randomized or begun dosing any patients in or for, or initiated any new sites or adopted or amended any protocols in respect of, or expanded the scope of any clinical trial, in each case with respect to ANA 773, or (B) agreed or committed to take any such action, and, in the case of each of clause (A) and (B), such action cannot be or is not reversed without liability to any of the Acquired Corporations within 60 days of the date Parent requests such reversal; or

(j) by the Company at any time prior to the acceptance for payment of Shares pursuant to the Offer, if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent shall have occurred; provided, however, that, for purposes of this Section 8.1(j), if such a breach is curable by Parent within 60 days of the date the Company gives Parent notice of such breach and Parent is continuing to exercise its reasonable best efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(j) on account of such breach unless such breach shall remain uncured for a period of 60 days commencing on the date that the Company gives Parent notice of such breach.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3 and section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or willful breach of any representation or warranty in this Agreement prior to the date of termination.

8.3 Expenses; Termination Fee.

(a) Except as set forth in Section 8.3(b), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) If (1) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), 8.1(g) or 8.1(i), (B) after the date of this Agreement and at or prior to the time of the termination of this Agreement an Acquisition Proposal for a transaction that if consummated would constitute a Specified Acquisition Transaction, shall have been publicly made, commenced or submitted or announced and not withdrawn, and (C) the Company consummates or is subject to, or the Board of Directors recommends to the stockholders of the Company, a Specified Acquisition Transaction within 12 months of such termination or the Company or any of its Representatives signs a definitive agreement within 12 months of such termination providing for a Specified Acquisition Transaction, or (2) this Agreement is terminated by Parent pursuant to Section 8.1(d) or 8.1(e) or by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash at the time specified in the next sentence a nonrefundable fee in the amount equal to $8,000,000 (the “Termination Fee”). Any Termination Fee shall be paid as follows: (x) in the case of clause (1) of the preceding sentence of this Section 8.3(b), within two (2) business days after the occurrence of the relevant event referred to in clause (C) thereof and (y) in the case of clause (2) of the preceding sentence of this Section 8.3(b), within two (2) business days after a demand for payment by Parent following termination of this Agreement, provided that in the event of a termination of this Agreement under Section 8.1(h), the Termination Fee shall be paid as a condition to the effectiveness of such termination. Any Termination Fee due under this Section 8.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

SECTION 9. Miscellaneous Provisions

9.1 Amendment. Prior to the Effective Time, subject to Section 1.3 and 6.6(e), this Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (ii) if any such action is commenced in a state court, then, subject to applicable Legal Requirements, no party shall object to the removal of such action to any federal court located in Delaware; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or the Offer were revoked, withdrawn, amended, modified or supplemented prior to the Expiration Date otherwise than in the accordance with this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to prevent revocation, withdrawal, modification or supplementation of the Offer prior to the Expiration Date and to enforce specifically the terms and provisions of this Agreement and the Offer, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.

9.8 No Third Party Beneficiaries. Except as set forth in Section 6.4(c) and 6.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after sent by registered mail or by courier or express delivery service, (c) if sent by facsimile prior to 5:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by facsimile after 5:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or facsimile number set forth beneath the name of such party below (or to such other physical address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Purchaser:

Hoffmann-La Roche Inc.

340 Kingsland Street

Nutley, NJ 07110

Attention: General Counsel

Facsimile No: (973) 235-3500

with copies to (which shall not constitute notice):

F. Hoffmann-La Roche Ltd

Group Legal Department

Grenzacherstrasse 124

CH-4070 Basel, Switzerland

Facsimile No: +41 61 688 13 96

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Marc O. Williams

Facsimile No.: (212) 701-5800

if to Guarantor:

Roche Holdings, Inc.

340 Kingsland Street

Nutley, NJ 07110

Attention: General Counsel

Facsimile No: (973) 235-3500

with copies to (which shall not constitute notice):

F. Hoffmann-La Roche Ltd

Group Legal Department

Grenzacherstrasse 124

CH-4070 Basel, Switzerland

Facsimile No: +41 61 688 13 96

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Marc O. Williams

Facsimile No.: (212) 701-5800

if to the Company:

Anadys Pharmaceuticals, Inc.

5871 Oberlin Drive, Suite 200

San Diego, CA 92121

Attention: Elizabeth Reed

Facsimile No. (858) 527-1540

with a copy to (which shall not constitute notice):

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention:	Thomas A. Coll
Barbara L. Borden
Steve Przesmicki

Facsimile No. (858) 550-6420

9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Obligation of Parent. Parent shall ensure that each of Purchaser and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Purchaser and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Purchaser and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.13 Guarantee. Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent and Purchaser pursuant to this Agreement (the “Obligations”). If Parent or Purchaser fails to pay or perform the Obligations when due, then all of the Guarantors’ liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time take any and all actions available hereunder or under applicable law to enforce and collect the Obligations from the Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent. To the fullest extent permitted by law, the Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any law, promptness, diligence, notice of the acceptance of this guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ANADYS PHARMACEUTICALS, INC.

By:	/s/ Stephen T. Worland
Name:	Stephen T. Worland, Ph.D.
Title:	President and Chief Executive Officer

HOFFMANN-LA ROCHE INC.

By:	/s/ Ivor Macleod
Name:	Ivor Macleod
Title:	Vice President

BRYCE ACQUISITION CORPORATION

By:	/s/ Bruce Resnick
Name:	Bruce Resnick
Title:	Vice President

Solely for the purposes of Section 9.13:

ROCHE HOLDINGS, INC.

By:	/s/ Frank J. D’Angelo
Name:	Frank J. D’Angelo
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Annex I):

2002 Plan. “2002 Plan” is defined in Section 3.3(c) of the Agreement.

2004 Plan. “2004 Plan” is defined in Section 3.3(c) of the Agreement.

2004 Directors’ Plan. “2004 Directors’ Plan” is defined in Section 3.3(c) of the Agreement.

Acquired Corporation Returns. “Acquired Corporation Returns” is defined in Section 3.15(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” shall mean the Company and each of its Subsidiaries, collectively.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal or inquiry (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which any of the Acquired Corporations is a constituent corporation and (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations or any surviving Entity or (ii) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Adverse Change Recommendation. “Adverse Change Recommendation” is defined in Section 1.2(b) of the Agreement.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this

A-1.

purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that Chugai Pharmaceutical Co., Ltd, 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo, 103-8324 shall not be considered an Affiliate of Parent or Purchaser.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Balance Sheet. “Balance Sheet” is defined in Section 3.6 of the Agreement.

Book-Entry Shares. “Book-Entry Shares” is defined in Section 1.4(d).

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change of Recommendation Notice. “Change of Recommendation Notice” is defined in Section 1.2(b) of the Agreement.

Closing. “Closing” is defined in Section 2.3 of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3 of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. “Company” is defined in the preamble to the Agreement.

Company Associate. “Company Associate” means each officer or other employee, or 1099 independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Board Recommendation. “Company Board Recommendation” is defined in Section 1.2(a) of the Agreement.

Company Charter Documents. “Company Charter Documents” shall mean the Company’s certificate of incorporation and bylaws, each as amended.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; or (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is bound or under which any of the Acquired Corporations has any obligation.

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Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, indemnification, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Acquired Corporations; and (b) any current or former Company Associate.

Company Equity Award. “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock.

Company Equity Plans. “Company Equity Plans” shall mean the 2002 Plan, 2004 Plan, 2004 Directors’ Plan, ESPP and inducement stock option grants and all agreements pursuant to the terms and conditions thereof.

Company IP. “Company IP” shall mean (a) all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Acquired Corporations and (b) all Intellectual Property and Intellectual Property Rights licensed to the Acquired Corporations, other than pursuant to software license agreements entered in the ordinary course of business consistent with past practice for any third-party non-customized commercially available software.

Company IP Associate. “Company IP Associate” is defined in Section 3.8(d) of the Agreement.

Company Options. “Company Options” shall mean all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company’s Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Stockholders’ Meeting. “Company Stockholders’ Meeting” is defined in Section 6.1(a) of the Agreement.

Company Warrants. “Company Warrants” shall mean all warrants to purchase Shares issued pursuant to (i) those certain Subscription Agreements, dated as of June 3, 2009, by and among the Company and the investors referred to therein pursuant to the Company’s Registration Statement on Form S-3 (No. 333-158342) and (ii) that certain warrant dated as of December 17, 2002, by and between the Company and GATX Ventures, Inc.

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Compensation Arrangement. “Compensation Arrangement” is defined in Section 6.5 of the Agreement.

Compensation Committee. “Compensation Committee” is defined in Section 6.5 of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Directors. “Continuing Directors” is defined in Section 1.3(b) of the Agreement.

Continuing Employees. “Continuing Employees” is defined in Section 6.4 of the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

DOL. “DOL” is defined in Section 3.16(d) of the Agreement.

Effective Time. “Effective Time” is defined in Section 2.3 of the Agreement.

Employee Plan. “Employee Plan” shall mean any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, workers compensation, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan or arrangement sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former Company Associate.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other

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asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, material capital lease or other title retention agreement relating to such property or asset.

End Date. “End Date” shall mean the Initial End Date unless by the Initial End Date the HSR Condition shall not have been satisfied, but all other Offer Conditions (other than the Minimum Condition and conditions which by their nature are to be satisfied at the Offer Acceptance Time) shall have been satisfied or waived by Parent or Purchaser if permitted hereunder, then it shall mean the date that is 120 days after commencement of the Offer.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any Legal Requirement or agreement with any Governmental Body relating to pollution, contamination or protection of human health and safety, the indoor or outdoor environment (including ambient air, surface water, ground water, land surface or subsurface strata) or natural resources, including as relating to emissions, discharges, Releases or threatened Releases of or exposure to hazardous materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials.

Environmental Permits. “Environmental Permits” shall mean all permits, licenses, franchises, registrations, certificates, approvals and other similar authorizations of any Governmental Body relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any other Acquired Corporation as currently conducted.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

ESPP. “ESPP” is defined in Section 3.3(c) of the Agreement.

Event of Default. “Event of Default” shall mean the occurrence of any one or more of the following events (regardless of the reasons therefor) (a) Parent’s or Purchaser’s failure to pay or discharge its obligations in full in accordance with the terms of the promissory note, (b) Parent’s or Purchaser’s failure to observe or perform any other material covenant, obligation, condition or agreement contained in the promissory note which failure remains unremedied for more than thirty (30) days after written notice of such failure has been delivered to Parent or Purchaser, (c) the commission of any act of bankruptcy by Parent or Purchaser, the execution by Parent or Purchaser of a general assignment for the benefit of creditors, the filing by or against

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Parent or Purchaser of a petition in bankruptcy or any petition for relief under the federal bankruptcy act and the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of Parent or Purchaser, or (d) the liquidation, dissolution or winding up of Parent or Purchaser, whether voluntary or involuntary.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Expiration Date. “Expiration Date” is defined in Section 1.1(d) of the Agreement.

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetics Act, as amended, and all related rules, regulations and guidelines.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Good Clinical Practices. “Good Clinical Practices” shall have the meaning set forth in the FDCA.

Government Contract. “Government Contract” shall mean any Contract to which an Acquired Corporation is a party and that involves the supply of goods or services directly to a Governmental Body, including a subcontract at any tier or level below a prime contract.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined, or can form the basis for liability, under any Environmental Law and includes any pollutant, contaminant, chemical substance, volatile solvent, carcinogenic material, hazardous substance, hazardous waste, special waste, solid waste, biological, medical or infectious material or waste, asbestos, lead, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

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HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

HSR Condition. “HSR Condition” shall refer to the condition described in (2)(d) of Annex I.

Indemnified Persons. “Indemnified Persons” is defined in Section 6.6(a) of the Agreement.

Indemnifying Parties. “Indemnifying Parties” is defined in Section 6.6(b) of the Agreement.

Initial End Date. “Initial End Date” is the day that is 90 days after commencement of the Offer.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(d) of the Agreement.

Intellectual Property. “Intellectual Property” shall mean United States, foreign and international patents, patent applications (including provisional applications, statutory invention registrations and invention disclosures) and inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and all goodwill associated therewith, copyrights, including registrations and applications for registration thereof, software (including source code, object code and firmware), formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such samples, studies and summaries) and all other intellectual property and tangible embodiments thereof, whether patentable or not.

Intellectual Property Rights. “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; (f) any right to sue and collect damages, costs and fees for infringement, misappropriation or other violation of any of the foregoing; and (g) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (g) above.

Intervening Event. “Intervening Event” shall mean, with respect to the Acquired Corporations, any event, circumstance, development, occurrence or change of circumstances or facts that do not relate to any Acquisition Proposal and (a) arise after the date of this Agreement or (b) that was not known to the Company’s Board of Directors on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Company’s Board of Directors as of the date of this Agreement), which event, circumstance, development, occurrence or change of circumstances or facts becomes known to the Company’s Board of Directors on or after the date of this Agreement.

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IRS. “IRS” shall mean the Internal Revenue Service.

knowledge. “knowledge” with respect to the Company shall mean with respect to any matter in question the actual knowledge of the Persons set forth on Schedule 1 after making reasonable inquiry of the matter in question, it being understood and agreed that discussions with direct reports shall constitute reasonable inquiry.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, permit, authorization, license, franchise, registration, approval, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ or SIX Swiss Exchange).

Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance, fact or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Agreement, disregarding any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the assets, business, financial condition or results of operations of the Acquired Corporations taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Acquired Corporations: (i) any change in the market price or trading volume of the Company’s stock; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect; (ii) any event, violation, inaccuracy, circumstance or other matter resulting from the announcement or pendency of the Transactions, including to the extent so resulting in, any reduction in revenue, any disruption in (or loss of) supplier, distributor, partner or similar relationships, any loss of employees; (iii) any event, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of

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any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; (vi) the failure of the Acquired Corporations to meet internal or analysts’ expectations or projections or the results of operations of the Acquired Corporations; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Acquired Corporations at the written direction of Parent or any action specifically required to be taken by the Acquired Corporations; or (viii) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP).

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Minimum Condition. “Minimum Condition” is defined in Section (1)(b) of Annex I to the Agreement.

NASDAQ. “NASDAQ” shall mean The NASDAQ Stock Market LLC.

Offer. “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 1.2(b) of the Agreement.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(h) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(c) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean any Encumbrance that (a) arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (b) represents the rights of

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customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law, (c) in the case of any Contract, are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or (d) individually or in the aggregate would not reasonably be expected to interfere in any material respect with the use of the assets or the conduct of normal business operations of the relevant party.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Proxy Statement. “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the indoor or outdoor environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, advisors and representatives.

Required Company Stockholder Vote. “Required Company Stockholder Vote” shall mean the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(c) of the Agreement.

Schedule TO. “Schedule TO” is defined in Section 1.1(h) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

SEC Documents. “SEC Documents” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

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Shares. “Shares” is defined in Recital A of the Agreement.

Specified Acquisition Transaction. “Specified Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which any of the Acquired Corporations is a constituent corporation and in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of any of the Acquired Corporations or any surviving Entity; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for more than 50% of the consolidated net revenues, net income or assets of any of the Acquired Corporations.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(h) of the Agreement.

Stockholder Tender Agreements. “Stockholder Tender Agreements” is defined in Recital E of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity; provided that Chugai Pharmaceutical Co., Ltd, 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo, 103-8324 shall not be considered a Subsidiary of Parent.

Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third party pursuant to which such third party would acquire all or substantially all of the Shares or the assets of the Acquired Corporations on terms that the Board of Directors of the Company determines, in its good faith judgment, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, to be more favorable to the Company’s stockholders than the terms of the Offer or the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 1.2(b)) and is reasonably capable of being completed on the terms proposed taking into account all relevant factors, including the terms and conditions of the Acquisition Proposal including any break-up fees, expense reimbursement provisions, price, form of consideration, closing conditions, the anticipated timing of consummation of the purchase transaction contemplated by such Acquisition Proposal and other aspects of the Acquisition Proposal that the Company’s Board of Directors deems relevant and for which financing, if a cash transaction (whether in whole or in part), is not a condition to the consummation of the purchase transaction or is reasonably determined to be available by the Board of Directors.

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Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean (a) any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations and (b) Section 203 of the DGCL.

Tax. “Tax” shall mean any tax or similar levy, charge or assessment (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, social security tax (including FICA and Medicare), social contribution (or similar) tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), and any charge or amount (including any fine, penalty or interest) related to any such tax, levy, charge or assessment, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Top-Up Option. “Top-Up Option” is defined in Section 1.4(a) of the Agreement.

Top-Up Option Shares. “Top-Up Option Shares” is defined in Section 1.4(a) of the Agreement.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement, and (b) all of the transactions contemplated by this Agreement, including the Offer, the Top-Up Option and the Merger.

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ANNEX I

CONDITIONS OF THE OFFER

(1) Notwithstanding any other terms or provisions of the Offer or the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”), and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer (subject to the provisions of the Agreement) Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), unless immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered pursuant to the Offer (and not properly withdrawn prior to any then scheduled Expiration Date), together with Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of:

(a) all Shares then outstanding, plus

(b) all Shares issuable upon the exercise, conversion or exchange of any Company Options, Company Warrants or other rights to acquire Shares then outstanding (other than Company Options, Company Warrants or other rights that have a per share exercise price that is equal to or greater than the Offer Price) regardless of whether or not then vested (such condition in this clause (1) being, the “Minimum Condition”).

(2) Notwithstanding any other terms or provisions of the Offer or the Agreement, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer (subject to the provisions of the Agreement), and subject to any applicable rules and regulations of the SEC, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may terminate the Offer and the Agreement, if (i) the Minimum Condition has not been satisfied by the Expiration Date, or (ii) at any time after the date of the Agreement, and before acceptance for payment of any Shares, any of the following conditions shall not be satisfied or have been waived:

(a) the representations and warranties of the Company set forth in Sections 3.1, 3.3(a), 3.3(c) (first sentence), 3.3(d), 3.21 and 3.22 of the Agreement shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the Expiration Date as if made on and as of such expiration date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(b) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause “a” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the

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Expiration Date as if made on and as of such expiration date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(c) the Company shall have performed or complied in all material respects with any covenant or obligation that the Company is required to comply with or to perform under the Agreement prior to the Expiration Date, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(d) the waiting period applicable to the Offer under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated;

(e) since the date of this Agreement, there shall not have occurred any event, occurrence, revelation, violation, inaccuracy, circumstance, fact or other matter which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(f) the Company’s Board of Directors shall not have withdrawn or modified the Company Board Recommendation in a manner adverse to Parent and Purchaser or accepted or recommended any Acquisition Proposal;

(g) there shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger;

(h) there shall not be pending any Legal Proceeding by a Governmental Body having authority over Parent, Purchaser or any Acquired Corporation (1) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger, (2) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of the business of the Acquired Corporations, or of Parent or its Affiliates, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of the Acquired Corporations or of Parent or its Affiliates or (3) seeking to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to exercise full rights of ownership of the Shares; and

I-2.

(i) the Agreement shall not have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser; provided that the Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

I-3.

EXHIBITS

Exhibit A - Certain Definitions

SCHEDULES

Schedule 1 - Persons having Knowledge